Exhibit 99.1


                Mercury Finance Appoints Harshfield as Consultant

                   Financial Executive to Become Permanent CEO

        CHICAGO, Nov. 18/PRNewswire/ -- Mercury Finance Company (OTC Bulletin
Board: MFNNQ) today announced that Edward G. Harshfield has agreed to become a consultant to Mercury while the Company pursues its plan of reorganization in the federal bankruptcy court. With the approval of the court and upon judicial confirmation of the plan, Harshfield is expected to be named to the position of chief executive officer of the reorganized company.

        "We are delighted that Ed Harshfield has agreed to join the Company," said William A. Brandt, Jr., president and chief executive officer of Mercury. "It has always been our intention to recruit permanent top management for Mercury to lead the Company in its emergence from the Chapter 11 process. His track record of successfully restructuring large financial services companies makes him an excellent choice to lead Mercury on a permanent basis."

        Harshfield comes to Mercury from the California Federal Bank, where as chief executive officer he led the turnaround of the bank and its subsequent merger. He previously served as president and chief executive officer of First City Texas National Bank. Earlier in his career, he was president and chief executive officer of Household Financial Services and held senior positions with Citicorp, Pepsico and Ford Motor Credit.

        "I am pleased to join Mercury Finance and look forward to leading the Company in its recovery and return as a premier lender in the automobile finance industry," said Harshfield.

        Mercury's selection of Harshfield has the support of the Company's board of directors and its senior lenders, who stand to become the controlling shareholders under the terms of the proposed restructuring plan. Harshfield's engagement commences immediately.

        "SAFE HARBOR" Statement under the Securities Litigation Reform Act of 1995: This news release contains certain forward-looking statements pertaining to the outcome of the company's agreement with certain lenders and other interested parties, the outcome of a Chapter 11 case filed in the bankruptcy court, future operations and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders and other interested parties with respect to the plan of reorganization and other documents related thereto, approval by the bankruptcy court, objections of third parties, as well as the company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finance receivables, trends in the automobile and finance industries, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

SOURCE  Mercury Finance Company

     CONTACT: Jim Fitzpatrick of The Dilenschneider Group, 312-553-0700, for Mercury Finance Company